Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the acquisitions by Argyle Security, Inc. (Argyle, we, our) of ISI Detention Contracting Group, Inc. (ISI) and Com-Tec Security, LLC (Com-Tec). These acquisitions have been accounted for as purchase business combinations. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of Argyle, ISI and Com-Tec and should be read in conjunction therewith.

On July 31, 2007, following the stockholder approval and pursuant to the terms of the merger agreement, Argyle acquired all of the assets and liabilities of ISI. As a result of the merger, ISI became a wholly owned subsidiary of Argyle.

At the closing of the merger, the following consideration was paid by the Company to the stockholders and debt holders of ISI:

•	$18.6 million in cash;

•	1,180,000 shares of common stock of Argyle (valued at approximately $9.2 million); and

•	$1.9 million of unsecured promissory notes convertible into shares of common stock of the Company at a conversion price of $10 per share.

The value of Argyle common stock issued as merger consideration is based on the average closing price of Argyle’s common stock for the two days prior to, including the day of, and two days subsequent to the second amendment to the merger agreement resulting in the final negotiated purchase price (June 29, 2007) of $7.78 per share. Based on the cash paid, common stock and convertible promissory note issued, and capitalized merger transaction costs of $2.7 million, the transaction was valued for accounting purposes at $32.4 million.

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of ISI, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec, resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems.

In consideration for the sale of the units to ISI-Controls, the holders of units in Com-Tec (the Seller) received cash in the amount of $3.0 million and a secured subordinated promissory note in the aggregate principal amount of $3.5 million (the Com-Tec Promissory Note). The aggregate principal amount of the Com-Tec Promissory Note may be reduced depending on the occurrence of certain events described in the Unit Purchase Agreement by and among ISI-Controls, the Seller and Jeffrey E. Corcoran as the Seller Representative (the Unit Purchase Agreement). The Com-Tec Promissory Note is guaranteed by and secured by the assets of ISI and the Company, which bears interest at 7% per year and will become due and payable on April 1, 2011.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the acquisitions on the historical financial position and operating results of Argyle, ISI and Com-Tec. The unaudited pro forma condensed combined balance sheet as of December 31, 2007 gives effect to the Com-Tec acquisition as if it had occurred on that date, and combines the audited balance sheets of Argyle and Com-Tec as of December 31, 2007. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2007 gives effect to the ISI ad Com-Tec acquisitions as if they had occurred at the beginning of the period presented, and combines the (i) audited statements of operations of Argyle for the year ended December 31, 2007 (ii) audited statement of operations of ISI from January 1, 2007 to July 31, 2007 (date of acquisition) and (iii) the audited statement of operation of Com-Tec for the year ended December 31, 2007.

The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings from operating efficiencies, synergies or other restructurings that may result from the acquisition.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes hereto, Argyle’s historical financial statements and related notes thereto as filed with the Securities and Exchange Commission (SEC), ISI’s historical financial statements and related notes thereto as filed with the SEC and Com-Tec’s historical financial statements and related notes included elsewhere in this filing.

Argyle Security, Inc

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2007

(in thousands)

			Pro Forma		Pro Forma
	Argyle	Com-Tec	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$3,556	$1	$(3,061	)(a)
			(1,099	)(c)
		$—	603	(d)	$—
Receivables:
Contract – net of allowance for doubtful accounts of $975 and $44, respectively	14,459	3,428	—		17,887
Contract receivables – related party	10,887	—	—		10,887
Other receivables – related party	42	1	—		43
Costs and estimated earnings in excess of billings					—
on incomplete contracts	7,665	545	—		8,210
Intangible assets	2,959	—	505	(b)	3,464
Refundable income taxes	561	—	—		561
Other current assets	378	472	20	(b)	870
Total current assets	40,507	4,447	(3,032)		41,922
Property and equipment, net	5,187	73	—		5,260
Goodwill	19,937	—	3,688	(b)	23,625
Intangible assets	15,146	—	2,240	(b)	17,386
Deposits, deferred transaction costs, and other assets	371	—	—		371
Total other assets	40,641	73	5,928		46,642
Total assets	$81,148	$4,520	$2,896		$88,564
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,318	$1,689	$(48	)(b)
			603	(d)	$16,562
Accounts payable – related party	40	—	—		40
Billings in excess of costs and estimated earnings on incomplete contracts	5,733	629	—		6,362
Notes and interest payable to stockholders	40	—	—		40
Current portion of capitalized lease obligations	97	—	—		97
Current portion of long-term debt	81	769	(769	)(c)	81
Deferred income taxes, net	211	—	192	(b)	403
Total current liabilities	20,520	3,087	(22)		23,585
Deferred federal income taxes	6,095	—	851	(b)	6,946

Long-term debt – less current portion	15,965	330	3,500	(a)
			(330	)(c)	19,465
Long-term capitalized lease obligations - less current portion	1,904	—	—		1,904
Total long-term liabilities	23,964	330	4,021		28,315
Total liabilities	44,484	3,417	3,999		51,900
Common stock of Argyle Security, Inc. , subject to possible redemption - 764,627 shares at $7.50 per share	—	—	—		—
Warrants, subject to redemption shares	—	—	—		—
Noncontrolling interest in affiliates	—	47	(47	)(b)	—
Stockholders’ Equity					—
Preferred stock of Argyle Security, Inc. - $.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—	—		—
Common stock of Argyle Security, Inc. - $.0001 par value; 89,000,000 shares authorized; shares issued and outstanding 5,789,342 at December 31, 2007	1	—	—		1
Additional paid in capital	36,279	—	—		36,279
Accumulated earnings (deficit)	384	1,056	(1,056	)(e)	384
Total stockholders’ equity	36,664	1,056	(1,056)		36,664
Total liabilities and stockholders’ equity	$81,148	$4,520	$2,896		$88,564

See notes to unaudited pro forma condensed combined financial statements

Argyle Security, Inc

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2007

(in thousands, expect per share data)

				Pro Forma		Pro Forma
	Argyle	ISI	Com-Tec	Adjustments		Combined
Net revenues:
Contract revenues	$24,341	$19,948	$9,593	$—		$53,882
Contract revenues - related party	15,048	16,740	—	—		31,788
Service and other revenues	4,664	6,446	—	—		11,110
Total net revenue	44,053	43,134	9,593	—		96,780
Cost of revenues:
Contract costs	29,435	28,626	7,591	—		65,652
Service and other costs, including amortization of intangibles	4,585	4,890	—	2,339	(a)	11,814
Total cost of revenues	34,020	33,516	7,591	2,339		77,466
Gross profit	10,033	9,618	2,002	(2,339)		19,314
Operating expenses:						—
Salaries and related expenses, including stock-based compensation	3,891	4,641	724	681	(d)
				(1,364	)(e)	8,573
Consulting fees and outside services	1,686	194	104	—		1,984
Depreciation	737	476	83	81	(b)	1,377
Other general and administrative expenses	2,943	2,282	746	—		5,971
Amortization of intangible assets	555	204	—	1,005	(a)
				(204	)(c)	1,560
Total operating expenses	9,812	7,797	1,657	199		19,465
Operating income	221	1,821	345	(2,538)		(151)
Other income (expense):						—
Interest income	1,005	4	1	(896	)(f)
				133	(g)	247
Interest expense	(838)	(3,009)	(70)	1,400	(h)
				(245	)(i)
				675	(j)
				93	(k)
				31	(l)
				(56	)(m)
				70	(n)	(1,949)
Total other income (expense)	167	(3,005)	(69)	1,205		(1,702)
Income (loss) before provision for income taxes	388	(1,184)	276	(1,333)		(1,853)
Provision (benefit) for income taxes	169	(1,053)	—	(507	)(o)	(1,391)
Net income (loss)	$219	$(131)	$276	$(826)		$(462)

Weighted-average number of shares outstanding:
Basic	5,187,086					5,749,342
Diluted	6,213,189					5,749,342
Net income (loss) per share:
Basic	$0.04					$(0.08)
Diluted	$0.04					$(0.08)

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. GENERAL

Argyle has accounted for the acquisitions of ISI and Com-Tec as purchase business combinations under the provisions of SFAS No. 141 and 142. The accompanying unaudited pro forma condensed combined balance sheet reflects the initial purchase price for Com-Tec as outlined in Note 2(a) below. The purchase price includes the initial cash consideration paid and the promissory note issued at closing, plus estimated direct acquisition costs.  The purchase price does not include any reductions to the Com-Tec Promissory Note that are dependent on the occurrence of certain events described in the Unit Purchase Agreement. The actual amount of future adjustments, if any, will be recognized as an adjustment to the purchase price in the period in which the adjustments are recorded.  The purchase price allocation as noted in Note 2(b) has not been finalized and is subject to change upon recording of actual transaction costs and completion of appraisals of tangible and intangible assets.  The purchase price allocation will be finalized when all necessary information is obtained which is expected to occur within one year of the consummation of the transaction.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The accompanying unaudited pro forma condensed combined balance sheet has been prepared as if the Com-Tec acquisition was consummated on December 31, 2007. The following pro forma adjustments were made:

(a)  To record initial consideration given in the acquisition (in thousands):

Cash	$3,000
Com-Tec Promissory Note	3,500
Transaction costs	61
Total purchase price	$6,561

(b)  To record allocation of initial purchase price to the assets of Com-Tec (in thousands):

	Allocation of	Carrying
	Purchase Price	Value	Adjustments
Net fair value of assets acquired and liabilities assumed:
Cash	$1	$1	—
Contract receivables	3,428	3,428	—
Note receivable	1	1	—
Costs and estimated earnings in excess of billings on uncompleted contracts	545	545	—
Other current assets	492	472	20
Property and equipment	73	73	—
Accounts payable and accrued liabilities	(1,641)	(1,689)	(48)
Billings in excess of costs and estimated earnings on uncompleted contracts	(629)	(629)	—
Deferred income taxes, net	(192)	—	192
Current portion of long-term debt	(769)	(769)	—
Deferred federal income taxes	(851)	—	851
Long-term debt, less current portion	(330)	(330)	—
Non-controlling interest in affiliates	—	(47)	(47)
Total net assets acquired	$128
Intangible assets:
Customer relationships	500	—	500
Customer backlog	505	—	505
Tradename	1,300	—	1,300
Non-competition agreement	190	—	190
Software	250	—	250
Total intangible assets	2,745
Goodwill	3,688	—	3,688
Total purchase price	$6,561

The value of intangible assets was derived from the present value of estimated future benefits from the various intangible assets acquired.  Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired.

(c)          To reduce cash for Com-Tec debt paid off at date of acquisition.

(d)         To reclassify negative cash balance to accounts payable.

(e)          To record the elimination of Com-Tec stockholders’ equity.

3. UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

The accompanying unaudited pro forma condensed combined statements of operations have been prepared as if the ISI and Com-Tec acquisitions were consummated as of the beginning of the earliest period presented.  Pro forma adjustments were made to reflect:

(a)         Amortization of acquired intangible assets based on the straight-line method of amortization and using the amortization periods as follows (in thousands):

			Amortization
			Period	Annual	Pro Forma
	ISI	Com-Tec	(in months)	Amortization	Adjustment
Intangible assets:
Customer relationships	$11,625	$500	113 - 120	$1,282	$769
Customer backlog	4,359	505	12 - 16	3,740	2,338
Non-competation agreements	—	190	24	95	95
Software	300	250	36	183	142
Total intangible assets	$16,284	$1,445		$5,300	$3,344

Trade names and goodwill resulting from the acquisitions are not amortized in accordance with the provisions of SFAS No. 142.

(b)         Additional depreciation resulting from increased basis of property and equipment acquired for ISI of $418,000 based on estimated useful lives of 36 months.

(c)          To record the elimination of historical amortization expense for ISI due to the elimination of the related ISI intangible assets upon acquisition by Argyle.

(d)         To record additional salaries and FAS 123R compensation expense as a result of the ISI acquisition.

(e)          To record the elimination of non-recurring charges relating to the stock appreciation rights incurred in connection with the ISI acquisition.

(f)           To eliminate interest income earned on cash used for the ISI acquisition that was held in trust.

(g)          To eliminate interest income earned on cash used for the ISI acquisition that was held in money market accounts.

(h)         To eliminate interest expense on warrants which were exercised in connection with the ISI acquisition.

(i)             To record additional interest expense on $3.5 million at 7.0% for the Com-Tec Promissory Note.

(j)            To reduce interest expense on related party unsecured debt that was reduced from $16.0 million to $6.0 million at 11.58% at date of ISI acquisition.

(k)         To eliminate accretion of interest on warrants which were exercised in connection with the ISI acquisition.

(l)             To record the reduction of deferred interest on redemptive shares.

(m)     To record additional interest on $1.9 million at 5.0% for the ISI Seller Notes.

(n)         To eliminate interest expense related to Com-Tec debt that was paid off in connection with the acquisition.

(o)         To adjust income taxes for pro forma income adjustments.